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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                     the Securities and Exchange Act of 1934


                Date of Report (Date of Earliest Event Reported):
                                October 17, 2000



                             CELERITY SYSTEMS, INC.
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               (Exact Name of Registrant as Specified in Charter)

   Delaware                           0-23279                   52-2050585
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(State or Other                    (Commission File          (IRS Employer
Jurisdiction of                    Number)                   Identification No.)
Incorporation)

                            122 Perimeter Park Drive
                           Knoxville, Tennessee 37922
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                    (Address of Principal Executive Offices)


                    Registrant's Telephone Number, including
                            area code: (865) 539-5300


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                 (Former Address, if changed since last report)


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Item 5:  Other Events

References in this Current Report to the "Company," "we," "our," and "us" refer to Celerity Systems, Inc., a Delaware corporation.

Recent Developments

         On October 17, 2000, at our Annual Meeting of Stockholders, our stockholders approved an amendment to our Certificate of Incorporation which increased the number of shares of Common Stock that our Board of Directors may authorize and issue from 15 million to 50 million.

         We subsequently extended the equity line of credit that we have with GMF Holdings and increased our capacity to issue $10 million in convertible debentures to GMF.

         At a meeting of our Board of Directors on November 9, 2000, Ed Kidston, an affiliate of one of our existing investors, was nominated and elected to our Board of Directors until the next annual meeting of stockholders and his successor is elected and qualified. Mr. Kidston graduated with a BSBA from Tri-State University in 1981. Since graduation, Mr. Kidston has been employed with Artesian of Pioneer Inc. serving in numerous capacities. In 1995, he became President and Chief Executive officer of Kidston Family Companies, parent to several wholly owned companies, competing in the business of Hotel/Motel ownership and management - municipal, industrial and commercial water treatment systems - industrial development-residential, MDU, and commercial real estate ownership and management, among others.

         On November 27, 2000, we executed an agreement with Nextek, Inc. of Madison, Alabama under which Nextek will manufacture T 6000 digital set top boxes for us. The terms of the agreement require us to maintain a rolling purchase order commitment every 90 days. The agreement is non-exclusive, is for an initial term of one year, is automatically extended by our ordering additional products, and may be cancelled at any time by us upon payment of certain costs of Nextek on open orders. Currently, we have placed firm orders for digital set top boxes with an aggregate purchase price of approximately $80,000 and may place additional orders to meet our ongoing requirements for digital set top boxes.

         On December 13, 2000, our registration statement on Form SB-2 was declared effective by the Securities and Exchange Commission. This registration statement was filed on behalf of several of our selling stockholders and registered just under nine millions shares of our common stock. Seven million shares issuable upon conversion of convertible debentures were registered for sale by GMF Holdings. At December 19, 2000, GMF had purchased an aggregate of $455,000 of such debentures pursuant to this agreement, $202,000 of which had been converted at December 19, 2000 resulting in the issuance of approximately
3.1 million shares of common stock.

         At December 19, 2000, holders had converted $702,281 principal amount of additional debentures, and we had issued approximately 5.3 million shares of common stock upon conversion.

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         At December 19, 2000, $795,679, aggregate principal amount, of convertible debentures was outstanding. In total, at December 19, 2000, we had issued an aggregate of approximately 10.7 million shares of common stock upon conversion of convertible debentures. We would have issued an additional 13.7 million shares, approximately, had conversion notices for all outstanding convertible debentures been received effective December 19, 2000.

         At December 19, 2000, holders of our Series A Preferred stock had converted 22 shares of such stock resulting in the issuance of approximately 3.8 million shares of our Common Stock. Converting all of our remaining Series A Preferred Stock at December 19, 2000, on a pro forma basis, we would have issued approximately 3.8 million shares pursuant to such conversions.

         We would be obligated to issue approximately the following number of shares of common stock if holders of the outstanding convertible debentures and Series A Preferred Stock were to issue conversion notices for all their outstanding securities on a given date and the market price of the Common Stock were to have declined the specified percentages from its December 19, 2000 price: 22.7 million shares (25% decrease); 34.0 million shares (50% decrease); and 68.0 million shares (75% decrease). In such event, we may not have sufficient authorized shares to cover all conversions under the outstanding convertible debentures and Series A Preferred stock.

         At December 19, 2000, the closing price of our common stock was $0.08 per share on the OTC bulletin board.

Item 7:  Financial Statements, Pro Forma Financial information and Exhibits.

         (c) Exhibits

             99.1 Manufacturing Service Agreement with Nextek, Inc., dated November 27, 2000

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 27, 2000

                                  CELERITY SYSTEMS, INC.


                                  By: /s/ Kenneth D. Van Meter
                                      -------------------------------------
                                      Kenneth D. Van Meter
                                      President and Chief Executive Officer


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